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                                                                   Exhibit 23.04


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-4 of Quokka Sports, Inc. of our report dated January 19, 2000, except for note 14, which is as of March 1, 2000 and except for the convertible debt financing in note 1, which is as of September 15, 2000 relating to the financial statements of Quokka Sports, Inc. and of our report dated June 22, 2000, except for the going concern discussion in note 1, which is as of August 11, 2000 relating to the financial statements of Golf.com, L.L.C., which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

San Francisco, California
October 10, 2000